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                                                                    EXHIBIT 23.1


         We consent to the incorporation by reference in this Form S-8 Registration Statement (the "Registration Statement") of our report dated March 31, 2000, except as to the third paragraph of Note 9 and the second paragraph of
Note 2(e), which are as of April 20, 2000 and September 15, 2000, respectively, with respect to the balance sheets of Energy Partners, Ltd. as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the period from January 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, which appears in Energy Partners, Ltd.'s prospectus filed pursuant to Rule 424(b)(4) on November 2, 2000.

         We also consent to the incorporation by reference of our report dated May 19, 2000, with respect to the statements of revenues and direct operating expenses of the 30% Interest in the Bay Marchand 2 Field, South Timbalier Block 26 for the nine months ended December 31, 1998 and the year ended December 31, 1999, which appears in Energy Partners, Ltd.'s prospectus filed pursuant to Rule 424(b)(4) on November 2, 2000.

         We also consent to the incorporation by reference of our report dated May 31, 2000, with respect to the statements of revenues and direct operating expenses of Ocean Energy Inc.'s 96.1% Interest in the East Bay Complex for the three years ended December 31, 1999, which appears in Energy Partners, Ltd.'s prospectus filed pursuant to Rule 424(b)(4) on November 2, 2000.

         We also consent to the reference to our firm under the heading "Experts" in the prospectus included in the Registration Statement.

/s/ KPMG LLP

New Orleans, Louisiana
February 15, 2001